

                       GREEN MOUNTAIN COFFEE, INC.
                                 Exhibit 11
                Computation of New Income (Loss) Per Share
                              Twenty-eight weeks        Twelve weeks
                                     ended                  ended

                            April 13,   April 8,    April 13,   April 8,
                              1996        1995         1996      1995
                            ---------   ----------- --------    --------
Net income (loss)           $ 777,000   $ (319,000) $ 98,000    $(494,000)
                            ---------   ----------  ----------  ---------
Primary weighted common
   shares outstanding:
   Common stock             3,399,795   3,383,485   3,399,795    3,383,485
   Stock options               27,759        -         28,793         -
                            ---------   ---------   ---------    ---------
Weighted average shares     3,427,554   3,383,485   3,428,588    3,383,485
                            ---------   ---------   ---------    ---------
Net income (loss) per share $     .23   $    (.09)  $     .03    $    (.15)




       The accompanying Notes to Consolidated Financial Statements are an
                     integral part of these financial statements.
